Exhibit 99.1

Contact:	Jeffrey M. O’Connell	PR Newswire Released 5:36 p.m. EDT
Phone:	(770) 645-4800

BWAY CORPORATION

REPORTS SALES AND OPERATING RESULTS FOR

THE SECOND QUARTER OF FISCAL 2007

Atlanta, GA, May 2, 2007 – BWAY Corporation issued its sales and operating report today for the Company’s second fiscal quarter ended April 1, 2007.

Net sales for the second quarter of fiscal 2007 were $234.3 million compared to $225.4 million for the second quarter of fiscal 2006. The increase in net sales is largely attributable to the July 2006 acquisition of Industrial Containers, Ltd. (“ICL”) and the January 2007 acquisition of Vulcan Containers (“Vulcan”), partially offset by lower selling prices for the plastic packaging segment as the result of lower resin prices passed through to customers. Net volumes were up slightly for the quarter compared to the same quarter last year.

Gross profit (excluding depreciation and amortization) for the second quarter of fiscal 2007 was $37.7 million compared to $31.8 million for the second quarter of fiscal 2006. The second quarter of fiscal 2007 included $3.5 million in gross profit attributable to the ICL and Vulcan acquisitions. Gross profit (excluding depreciation and amortization) as a percent of net sales was 16.1% for the second quarter of fiscal 2007 compared to 14.1% for the second quarter of fiscal 2006. During the second quarter of fiscal 2007, gross profit was positively impacted by a reduction in cost of sales from LIFO adjustments of $0.7 million (0.3% of net sales), primarily as a result of decreases in resin costs. During the second quarter of fiscal 2006, gross profit also benefited from a favorable LIFO adjustment of $2.6 million (1.2% of net sales). Excluding these LIFO adjustments, second quarter fiscal 2007 gross profit as a percent of net sales was 15.8% compared to 12.9% for the second quarter of 2006. The Company realized a benefit in gross profit during the second quarter of fiscal 2006 from the timing of raw material price changes and related pass through in selling prices.

Depreciation and amortization for the second quarter of fiscal 2007 and fiscal 2006 was $11.2 million and $10.4 million, respectively. The increase is primarily due to depreciation and amortization on long-lived assets and identifiable intangible assets acquired in the ICL and Vulcan acquisitions and to the impact in second quarter fiscal 2007 of depreciation on capital expenditures made in fiscal 2006 and 2007.

Selling and administrative expenses for the second quarter of fiscal 2007 were $6.6 million compared to $5.0 million for the second quarter of fiscal 2006. The increase is primarily due to the ICL and Vulcan acquisitions, higher professional fees including fees associated with BWAY Holding Company’s (BWAY Corporation’s parent company) proposed initial public offering of its common stock, and an increase in the provision for bad debts.

The Company recorded restructuring (adjustments) charges of $(0.2) million and $0.1 million during the second quarters of fiscal 2007 and fiscal 2006, respectively, primarily related to plant rationalization.

Interest expense, net for the second quarter of fiscal 2007 was $9.3 million compared to $8.3 million for the second quarter of fiscal 2006. The increase results primarily from additional borrowings associated with the ICL and Vulcan acquisitions, partially offset by debt reductions during the past year from cash provided by operations.

The Company recorded other expense, net of $0.5 million during both the second quarter of fiscal 2007 and fiscal 2006, primarily associated with fixed asset disposals and a financial advisory fee of $0.1 million paid to the Company’s primary equity investor, Kelso & Company, during the second quarter of fiscal 2006 and fiscal 2007.

Income before income taxes for the second quarter of fiscal 2007 was $10.3 million compared to $7.5 million for the second quarter of fiscal 2006. The increase in income before income taxes for the second quarter of fiscal 2007 compared to the second quarter of fiscal 2006 results from the items discussed above. Income tax provision was $4.3 million for the second quarter of fiscal 2007 compared to $2.6 million for second quarter of fiscal 2006.

Net income for the second quarter of fiscal 2007 was $6.1 million compared to $4.9 million for the second quarter of fiscal 2006.

EBITDA (earnings before interest, income taxes, depreciation and amortization) was $30.8 million for the second quarter of fiscal 2007 compared to $26.1 million for the second quarter of fiscal 2006. Adjusted EBITDA, which represents EBITDA adjusted for non-cash stock based compensation, non-cash charges, compensation charges resulting from repurchase of stock options or other equity interests, debt financing costs, cash restructuring charges, amortization of manufacturer’s profit in beginning inventory due to purchase accounting, IPO related expenses, financial advisory fees paid to Kelso & Company, L.P., gains or losses associated with asset sales and foreign currency transaction adjustments, was $31.0 million for the second quarter of fiscal 2007 compared to $24.3 million for the second quarter of fiscal 2006.

We present each of EBITDA and Adjusted EBITDA because they are measures upon which management assesses our financial performance. Management believes that these measures are commonly used as indicators of performance of companies in our industry and are frequently used by securities analysts, investors, and other interested parties to measure our ability to service our debt and to determine our financial performance. Furthermore, we present Adjusted EBITDA because several of our material debt covenants are based on financial ratios utilizing Adjusted EBITDA and non-compliance with those covenants could result in the requirement to immediately repay all amounts outstanding under those agreements, which could have a material adverse effect on our financial position, results of operations and/or cash flows. In addition, Adjusted EBITDA is a primary metric used in certain of our management incentive programs in which our officers participate, including the BCO Holding Company Stock Incentive Plan and our management incentive bonus plan. While providing useful information, neither of EBITDA or Adjusted EBITDA should be considered in isolation or as a substitute for our consolidated statements of operations and cash flows prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be construed as an indication of our operating performance or as a measure of liquidity. Our definition of EBITDA is not calculated in the same way Adjusted EBITDA is calculated under either the indenture governing our Senior Subordinated Notes or our credit facility. Adjusted EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Also, “EBITDA” or “Adjusted EBITDA” presented by other companies may not be comparable to our presentation, since each company may define non-GAAP measures differently.

Capital expenditures for the second quarter of fiscal 2007 were $5.4 million compared to $9.4 million for second quarter of fiscal 2006. Second quarter fiscal 2006 capital expenditures were higher than normal as the Company invested in certain productivity and automation projects.

The Company’s total assets were $799.9 million at April 1, 2007 compared to $833.7 million at October 1, 2006. The decrease is primarily due to a lower cash balance as the result of a $20.0 voluntary debt repayment made during the first quarter of fiscal 2007. Cash used to repay debt was generated from operations during fiscal 2006.

BWAY Corporation is a leading North American manufacturer of general line rigid metal and plastic containers.

Note: This document contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. You should not place reliance on these statements. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this document, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results and could cause actual results to differ materially from those expressed in the forward-looking statements. Some important factors include competitive risk from other container manufacturers or self-manufacture by customers, termination of our customer contracts, loss or reduction of business from key customers, dependence on key personnel, changes in steel, resin, other raw material and energy costs or availability, product liability or product recall costs, lead pigment and lead paint litigation, increased consolidation in our end markets, consolidation of key suppliers, deceleration of growth in our end markets, increased use of alternative packaging, labor unrest, environmental, health and safety costs, management’s inability to evaluate and selectively pursue acquisitions, fluctuation of our quarterly operating results, an increase in interest rates, inability to repay or refinance the senior subordinated notes, restrictions in our debt agreements, fluctuations of the Canadian dollar, and the other factors discussed in our filings with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this document might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

<Financials and EBITDA Reconciliation to Follow>

BWAY Corporation and Subsidiaries

Summary Financial Data (Unaudited)

(In thousands)

	Three Months Ended		Six Months Ended
	April 1, 2007	April 2, 2006	April 1, 2007	April 2, 2006
Statement of Operations:
Net sales	$234,271	$225,419	$436,647	$426,792
Costs and expenses
Costs of products sold (excluding depr. and amort.)	196,525	193,668	370,688	379,002
Depreciation and amortization	11,177	10,385	22,575	20,337
Selling and administrative expense	6,593	5,027	10,808	9,558
Restructuring (adjustment) charge	(203)	61	(164)	195
Interest expense, net	9,320	8,290	18,723	16,511
Other expense, net	530	519	587	721

Total costs and expenses	223,942	217,950	423,217	426,324

Income before income taxes	10,329	7,469	13,430	468
Provision for income taxes	4,253	2,552	5,616	157

Net income	$6,076	$4,917	$7,814	$311

Reconciliation of Adjusted EBITDA to Net Income
Net Income	$6,076	$4,917	$7,814	$311
Interest expense, net	9,320	8,290	18,723	16,511
Provision for income taxes	4,253	2,552	5,616	157
Depreciation and amortization	11,177	10,385	22,575	20,337

EBITDA	30,826	26,144	54,728	37,316

Adjustments:
Stock-based compensation expense	254	262	476	510
Restructuring (adjustment) charge	(203)	61	(164)	195
Non-cash LIFO expense (adjustment)	(724)	(2,649)	(4,911)	5,679
Other, net (1)	847	519	904	721

Adjusted EBITDA	$31,000	$24,338	$51,033	$44,421

(1)	Includes financial advisory fee paid to Kelso, IPO related expenses, gains or losses associated with asset dispositions and currency transaction adjustments

	As of
	April 1, 2007	Oct 1, 2006
Balance Sheet Data:
Assets
Cash and cash equivalents	$10,765	$50,979
Other current assets	227,047	212,598
Property, plant and equipment, net	138,617	142,944
Other assets	423,436	427,224

Total Assets	$799,865	$833,745

Liabilities and Stockholder’s Equity
Current liabilities	$158,533	$172,083
Current portion of long-term debt	1,346	20,506
Long-term debt (excluding current portion)	416,587	419,495
Total other long-term liabilities	88,827	94,178
Stockholder’s equity	134,572	127,483

Total Liabilities and Stockholder’s Equity	$799,865	$833,745